Exhibit 10.5

PROTECTION AGREEMENT

This PROTECTION AGREEMENT (“Agreement”) is dated as of March 9, 2015, by and between Thomas A. Sa (“Stockholder”) and Western Alliance Bancorporation, a Delaware corporation (“WAL”), and is made with reference to the following facts:

RECITALS

A. WAL and Bridge Capital Holdings, a California corporation (“Bridge”), have entered into that certain Agreement and Plan of Merger, of even date herewith (the “Merger Agreement”), pursuant to which Bridge will merge with and into WAL, with WAL being the surviving corporation (the “Merger”) (all capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement).

B. Stockholder is a holder of common stock of Bridge and will receive substantial financial benefits, including cash and shares of common stock of WAL in exchange for his Bridge common stock, in connection with the consummation of the Merger.

C. Stockholder is a key and significant member of the management of, and has considerable knowledge, experience, business contacts and expertise relating to, Bridge and its Subsidiaries, which knowledge, experience, business contacts and expertise, if used after the Effective Time in competition with WAL or its Subsidiaries, could substantially harm the goodwill, business, and financial prospects of WAL and its Subsidiaries and the economic value and benefits for which WAL specifically bargained in connection with the Merger.

D. Stockholder understands and acknowledges that his execution and delivery of this Agreement and continued compliance with its non-competition, non-solicitation, non-disparagement and confidentiality provisions, and the protection and maintenance of the goodwill of WAL and its affiliates that is served thereby, are a material inducement of WAL to enter into the Merger Agreement and consummate the transactions contemplated thereby.

E. Stockholder agrees and acknowledges that he has had adequate opportunity to consult with counsel prior to entering into this Agreement.

F. Stockholder agrees and acknowledges that, prior to the Merger, Bridge conducted business throughout the United States, and understands that, following the Merger, WAL will continue conducting the business and providing the services previously conducted and provided by Bridge in the same territory.

G. Stockholder agrees and acknowledges that the business activity, time period, or geographical area restrictions set forth in this Agreement are reasonable and necessary to protect WAL’s legitimate interest in the goodwill, trade secrets, properties, assets and confidential information of Bridge being acquired by WAL through the Merger.

In view of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, Stockholder hereby covenants and agrees with WAL as follows:

1. Non-Competition. During the Protection Period, Stockholder shall not, directly or indirectly, on his own behalf or on behalf of his affiliates, without the prior written consent of WAL (which consent may be withheld by WAL in its sole discretion), directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected with as an officer, employee, partner, director, consultant or otherwise, or have any financial interest in, (1) any Competitive Commercial Banking Business in the State of California or (2) any Other Competitive Business anywhere in the United States. As used in this Agreement, “Competitive Commercial Banking Business” means any business or holding company thereof that provides the services of a commercial bank or similar financial institution and “Other Competitive Business” means any business or holding company thereof that provides asset-based lending services or financing services to the technology or energy industries (including, as to each of (1) and (2), any start-up bank or other financial institution in formation). It shall not be a breach of this Section 1 for Stockholder to own, as a passive investment, not more than five percent (5%) of the outstanding stock of any corporation engaged in a Competitive Commercial Banking Business or Other Competitive Business having securities listed on the New York Stock Exchange, the American Stock Exchange, or traded on NASDAQ.

As used herein, “Protection Period” shall begin at the Effective Time and continue until the earlier of (a) the date that is five (5) years after the Effective Time of the Merger, or (b) the date that is two (2) years after the date on which Stockholder’s service to WAL terminates (the “Termination Date”).

2. Non-Solicitation of Employees. During the Protection Period, Stockholder shall not, on his own behalf or on behalf of any other Person, without the prior written consent of WAL (which consent may be withheld by WAL in its sole discretion), directly or indirectly solicit, induce or encourage any employee of WAL or its Subsidiaries to leave WAL or its Subsidiaries for any reason whatsoever, except that the foregoing will not preclude Stockholder or any of his affiliates from: (a) employing any Person who contacts Stockholder or the Stockholder’s affiliates on his own initiative without any direct or indirect solicitation by or encouragement from Stockholder, (b) engaging in any general solicitation that is not targeted at any such employees and hiring any respondents thereto, or (c) soliciting or hiring any employee whose employment with WAL or its Subsidiaries terminated prior to the commencement of any such solicitation or employment discussions between Stockholder and such employee, unless such employee is bound by a restrictive covenant prohibiting such hiring.

3. Non-Solicitation of Customers. During the Protection Period, Stockholder shall not, on his own behalf or on behalf of any other Person, without the prior written consent of WAL (which consent may be withheld by WAL in its sole discretion), directly or indirectly solicit, divert, reduce the amount of, or take away, or attempt to solicit, divert or take away, the business of any Person (i) with whom, as of immediately prior to the Effective Time, WAL, Bridge or any Subsidiaries thereof have established or were actively seeking to establish a customer relationship or (ii) who has had a customer relationship with WAL or any of its Subsidiaries during the Protection Period, in each case to the extent such activity relates to the Competitive Commercial Banking Business or Other Competitive Business.

4. Non-Disparagement. During the Protection Period, Stockholder shall not, directly or indirectly, disparage in any respect the reputation or business of WAL or its Subsidiaries, affiliates, officers, directors, stockholders or employees.

5. Confidentiality. Stockholder shall not at any time (whether during or after Protection Period), unless compelled by lawful process, disclose or use for his own benefit or purposes, or for the benefit or purposes of any Person other than WAL or its Subsidiaries, any trade secrets or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of WAL, Bridge, or any of their Subsidiaries, provided that, the foregoing shall not apply to information which is not unique to WAL or its Subsidiaries or which is generally known to the industry or the public. Upon the Effective Time and, if Stockholder is an employee of WAL or any of its Subsidiaries during any part of the Protection Period, at the termination of Stockholder’s employment, Stockholder shall return to WAL immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of WAL, Bridge or any Subsidiaries thereof, except that Stockholder may retain personal notes, notebooks and diaries that do not contain confidential information of the type described above. Stockholder further agrees not to retain or use at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of WAL, Bridge or any Subsidiaries thereof (or any affiliate thereof).

6. Acknowledgment. Stockholder acknowledges that (i) the covenants and the other agreements contained herein constitute a material inducement to WAL to enter into the Merger Agreement and consummate the Merger, and WAL will rely on the enforceability of the covenants contained herein in connection therewith; and (ii) if this Agreement were governed by California law, the Merger would qualify as a sale (or other disposition) by Stockholder of all of Stockholder’s interest in Bridge within the meaning of Section 16601 of the Business and Professions Code of California (the “BPCC”), which Section provides in relevant part as follows: “Any person who sells the goodwill of a business, or any owner of a business entity selling or otherwise disposing of all of his ownership interest in the business entity…may agree with the buyer to refrain from carrying on a similar business within a specified geographic area in which the business so sold, or that of the business entity, division, or subsidiary has been carried on, so long as the buyer, or any person deriving title to the goodwill or ownership interest from the buyer, carries on a like business therein.” Stockholder further represents, warrants and agrees that (i) Stockholder has been fully advised by, or has had the opportunity to be advised by, counsel in connection with the negotiation, preparation, execution, and delivery of this Agreement; (ii) Stockholder has read Section 16601 of the BPCC, understands its terms and agrees that, if this Agreement were governed by California law, (A) Section 16601 of the BPCC would apply in the context of the transactions contemplated by this Agreement; (B) such transactions would be within the scope and intent of Section 16601; and (C) the covenants contained in this Agreement would be enforceable and excepted from Section 16600 of the BPCC; and (iii) Stockholder is fully bound by the covenants and the other agreements contained in this Agreement.

7. Termination by WAL Three Years After Effective Time. Except as otherwise provided in the Section 7, in the event WAL terminates Stockholder’s service to WAL between the third anniversary and the fifth anniversary of the date of the Effective Time, then WAL shall: (i) provide Stockholder with salary continuation payments equal to Stockholder’s base salary, if any, for the period from the Termination Date through the end of the Protection Period; and (ii) cause the vesting of the Stockholder’s restricted stock awards scheduled to vest on the fifth anniversary of the date of the Effective Time to accelerate as of the date of termination of service.

Stockholder shall not receive payments pursuant to this Section in the event WAL terminates Stockholder’s service for any of the following reasons: (a) the loss by the Stockholder of legal capacity; (b) the willful, intentional and material breach or the habitual and continued neglect by the Executive of his duties and responsibilities; (c) the continuous mental or physical incapacity of the Stockholder; (d) the willful and intentional violation of any state or federal banking or securities laws, or of the bylaws, rules, policies or resolutions of WAL or its subsidiaries, or the rules of a regulatory agency or governmental authority having jurisdiction over WAL or its subsidiaries; (e) the written determination by a state or federal regulatory agency or governmental authority that the Stockholder is not suitable to act in the capacity in which he serves WAL; (f) the Stockholder’s conviction of (i) any felony or (ii) a crime involving moral turpitude, or the Stockholder’s willful and intentional commission of a fraudulent or dishonest act; or (g) the Stockholder’s non-insurability for surety bond coverage as determined in the sole discretion of WAL’s insurer at any time.

Stockholder’s termination of service to WAL based on Stockholder’s good faith determination of the existence of “good reason” therefor, subject to the right of WAL to cure the matter alleged as the basis for the Stockholder’s determination that “good reason” exists, shall be a termination by WAL pursuant to this section. “Good reason” shall mean that, while the Stockholder is employed by WAL or its affiliate and without the Stockholder’s written consent, there occurs (i) any material adverse change in the nature and scope of the Stockholder’s position, authorities, responsibilities, duties, or a change of thirty (30) miles or more in the Stockholder’s location of employment, or any material reduction in the Stockholder’s base salary, bonus or other benefits under this Agreement, or (ii) any event which reasonably constitutes a demotion, significant diminution or constructive termination (by resignation or otherwise) of the Stockholder’s employment. The Stockholder shall specify in any such notice to WAL the specific basis for his good faith determination that “good reason” exists and the WAL shall have thirty (30) days within which to cure any matter alleged by the Stockholder as the basis for such “good reason” determination by the Stockholder. If, in the reasonable good faith determination of the Stockholder, the matters alleged by the Stockholder as “good reason” are cured within such thirty (30) day period, then the Stockholder shall not be entitled to terminate his employment and receive payments pursuant to this section.

8. Enforcement. The parties agree that, in the event of a breach or threatened breach of Stockholder’s covenants herein, the damage or imminent damage to the value and the goodwill WAL and its Subsidiaries will be difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that WAL shall be entitled to injunctive relief against Stockholder in the event of any breach or threatened breach of any of such covenants, in addition to any other relief (including money damages) available to WAL under this Agreement or under law. Stockholder agrees that the remedy at law for any breach by Stockholder of the covenants contained in this Agreement will be inadequate and that WAL shall be entitled to injunctive relief.

9. Attorney’s Fees. In the event that any action, suit or other proceeding in law or in equity is brought in connection with any term or provision in this Agreement, and such action results in the award of a judgment for money damages or in the granting of any injunction or restraining order, all expenses (including reasonable attorneys’ fees) of the prevailing party in such action, suit or other proceeding shall be paid promptly by the non-prevailing party.

10. Severability. It is the understanding of the parties that the scope of the covenants contained herein, including as to duration, geographic area and activities covered, are necessary to protect the reasonable expectations and legitimate economic interests of WAL. It is the parties’ intention that these covenants be enforced to the greatest extent in duration, area, and activities covered as is permitted by the law. The parties intend that the unenforceability or invalidity of any term or provision of this Agreement shall not render any other term or provision contained herein unenforceable or invalid. If a court of competent jurisdiction determines that the business activities, time period or geographical area covered by this Agreement shall be deemed too extensive, then the parties intend that this Agreement be reformed and construed to cover the maximum scope of business activities, time period and geographical area (not exceeding those specifically set forth herein) as may be permissible under applicable law.

11. Governing Law and Forum. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. The parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware or the State of Arizona, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first set forth above.

STOCKHOLDER

/s/ Thomas A. Sa
Name:	Thomas A. Sa

WESTERN ALLIANCE BANCORPORATION

By:	/s/ Robert Sarver
Name:	Robert Sarver
Title:	Chief Executive Officer